Exhibit 99.1
Press Release	Source: VendingData(TM) Corporation

VendingData(TM) Closes on $18 Million Private Placement
Wednesday May 3, 7:30 am ET

LAS VEGAS, May 3 /PRNewswire-FirstCall/ -- VendingData(TM) Corporation (Amex: VNX - News), today announced that it has restructured and closed on the $18 million financing transaction with the four investment funds managed by Bricoleur Capital Management, of San Diego, California ("Bricoleur"), previously disclosed on March 31, 2006. The revised deal includes an increased debt component and a reduced equity component, which will result in less dilution to shareholders.

The $18 million financing consists of $13 million of 8% senior secured promissory notes and a $5 million equity put agreement that can be exercised from time to time at the Company's option. Concurrent with closing of the Bricoleur financing, the holders of the Company's outstanding 10% Senior Notes converted approximately $5.2 million of the principal under those notes to common shares of the Company as provided for under the terms of the 10% Senior Notes. The Company has used the proceeds of the Bricoleur financing to retire the balance of the 10% Senior notes and the $5 million 9% line of credit acquired by the Company in October 2005.

The senior debt placement includes detachable warrants to purchase 3.2 million shares at $2.50 per share, some of which are recallable based on early retirement of $6 million of the debt portion of the transaction. Principal payments of $1.5 million are due on the anniversary of the transaction for the first four years with the balance due in March 2011. Under the terms of the transaction, fifty percent of proceeds from the sale of any assets received by VendingData(TM) will be applied to the outstanding principal of the loan. In addition, if the Company reduces the debt to under $7 million within one year of the transaction 800,000 warrants will be cancelled, within 2 years 600,000 will be cancelled and within three years 200,000 will be cancelled.

The transaction also includes a $5 million equity put agreement for its common stock, at a discount of 20% to the market at the date of execution of the put as determined by VendingData.

"The last few days have been outstanding for VendingData(TM)," Mark Newburg, President and CEO of VendingData(TM), said today. "Last Monday we announced the signing of a binding letter of intent with Dolphin Products, the Australian based manufacturer of our RIFD casino chips, which will bring the company's entire chip operation in-house and make Bill Purton, a key product innovator for us, a valuable member of our team going forward. On Tuesday, we announced the largest single order in VendingData's history, from the Galaxy Group, involving an initial order of more than 500,000 RFID (13.56 MHz) gaming chips for their Galaxy Starworld Casino, which is scheduled to open this fall with approximately 300 gaming tables, and today we are announcing the close of our funding with Bricoleur.

This refinancing is yet another milestone as our current debt and equity investors will remain as key equity investors and we will have broadened our investment base to include Bricoleur, another investor who recognizes the short and long term earnings potential for the company. This financing is less dilutive than the other financing options which were under consideration, and in addition to being less dilutive reduces our cash outflow for interest payments by a minimum of $600,000 annually," Newburg concluded.

About VendingData(TM) Corporation

VendingData(TM) Corporation is a Las Vegas-based developer, manufacturer and distributor of innovative products for the gaming industry. The company's products include the Deck Checker(TM), PokerOne(TM) and Random Ejection Shuffler(TM) lines, which are installed in various casinos throughout the United States. VendingData's newest innovative products include the ChipWasherTM and high-frequency RFID casino chips. The company's customers include mega-gaming corporations such as Caesars Entertainment, MGM Mirage, Station Casinos, and Boyd Gaming as well as major casinos such as The Venetian, Foxwoods Resort Casino and the world's largest poker room, Commerce Casino. International customers include casinos in Argentina, China, Columbia, Korea, Macau, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData web site at http://www.vendingdata.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the Company's ability to manage the debt service on the Bricoleur notes and otherwise obtain additional capital as and when needed; the success of the transition of the Company's manufacturing and assembly to China; changes in the level of consumer or commercial acceptance of the Company's existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and future litigation; regulatory and jurisdictional issues involving VendingData(TM) Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company's casino and distributor customers both nationally and. For a discussion of these and other factors, which may cause actual events or results to differ from those projected, please refer to the Company's most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward- looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:	Arnaldo Galassi	Yvonne L. Zappulla
	CFO, VP Finance	Managing Director
	VendingData(TM) Corporation	Wall Street Consultants Corp.
	702-733-7195	212-681-4108
	agalassi@vendingdata.com	Yvonne@WallStreetIR.com

Source: VendingData(TM) Corporation